                                                                EXHIBIT 10.39


                     [LETTERHEAD OF WILLIAMS-SONOMA, INC.]


January 9, 2003

Dale W. Hilpert
3 Nina Court
Mill Valley, CA 94941

By Fax and Federal Express

        Re:     Separation Agreement

Dear Dale:

        This letter (the "Agreement") summarizes the terms of your separation from employment at Williams-Sonoma, Inc. ("WSI").

1.  This Agreement will be effective upon its execution by both you and WSI
    (the "Effective Date"). By executing this Agreement, you agree to, and hereby do, voluntarily resign as an officer and a director of WSI, and any subsidiary or affiliate of WSI. This Agreement supersedes any employment contract that has existed between WSI and you, specifically including the agreement made as of February 5, 2001 (the "2001 Employment Agreement"), and that contract, or any other such contract, is hereby canceled.

2. Your employment with WSI terminated on January 8, 2003. In exchange for the promises given by you to WSI as described in this Agreement:

        a) WSI will accelerate to the Effective Date the vesting of the 800,000 unvested stock options (reflecting the stock split with the record date of April 29, 2002) that were granted in connection with the 2001 Employment Agreement; and

        b) WSI will cause to be vested at the Effective Date the 500,000 shares of Restricted Stock granted to you in connection with the 2001 Employment Agreement; and

        c) WSI will pay you a lump sum, consistent with the terms of the 2001 Employment Agreement and the WSI Incentive Bonus Plan, reflecting a percentage of your base salary (and as though you were employed for the entire 2002 fiscal year), as approved by the Compensation Committee of the WSI Board of Directors, and in accordance with the Bonus Plan approved by the Compensation Committee in April 2002. This amount will be paid as soon as practicable after the close of the WSI fiscal year and the meeting of the Compensation Committee.

     Upon your separation, you will be eligible to continue medical coverage pursuant to COBRA.

     From and after January 8, 2003, you will not be entitled to any further payments or benefits of any kind, other than as stated in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by you of any of the terms or conditions in this Agreement, or of a breach or violation of any of the terms or conditions of the agreement referred to in paragraph 5 below, all payments due under this Agreement will immediately cease, and WSI will have no further obligation to you under this Agreement.

3. You acknowledge that at termination you will be paid $14,615.39, less applicable withholdings which represents your final pay. You also acknowledge that at termination you will be paid an amount $59,375.01, less applicable withholdings, which represents accrued but unused vacation time and floating holidays. You will also be reimbursed for business expenses already incurred and approved. You agree that prior to the execution of this Agreement, you were not entitled to receive any further monetary payments from WSI, and that the only payments or benefits that you are entitled to receive from WSI in the future are those specified in paragraph 2 of this Agreement.

4. You understand that you must exercise all stock options pursuant to the provisions in the applicable plans and notices. The vested portion of such stock options may only be exercised during the period of 90 days following January 8, 2003. Failure to exercise any vested options during that period will result in the forfeiture of those options.

5. At all times from and after the Effective Date, you agree to continue to be bound by WSI's Corporate Ethics Policy and Agreement, a copy of which is attached.

6. At no time after the Effective Date will you disclose any Confidential Information gained during or as a result of your employment by WSI or service on the Board of Directors of WSI. Confidential Information means any information that is, or should reasonably be understood to be, confidential or proprietary to WSI. Confidential Information includes but is not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to WSI's: past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors and of former vendors or others that were considered but rejected.

7. You agree that you will not disparage WSI or any officer, director, shareholder or employee of WSI or otherwise make any statement that could injure the personal or business reputation of any of them, nor will you take any action that is inconsistent with the best interests of WSI. You also agree not to make any statement regarding your departure from WSI that is inconsistent with the press release issued by WSI on January 9, 2003. In addition to the foregoing, you agree, upon one or more requests from WSI, to deliver to it all documents and materials, of whatever nature, relating to WSI, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which you received, prepared or helped prepare in connection with your employment with WSI or service on the Board of Directors of WSI. You further agree that you will not keep any copies or excerpts of any of the above items.

8. Except for claims arising out of the promises contained here, any and all Claims (as defined below), which you may have against WSI (as defined below) arising out of your employment with WSI or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. "Claims," as used in this paragraph 8 and in paragraph 9 shall include but not be limited to those based upon or arising out of any alleged violation of your civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute including those prohibiting race, sex, sexual orientation, national origin, disability, or perceived disability discrimination. "WSI," as used in this paragraph 8 and in Paragraph 9, shall include, in addition to Williams-Sonoma, Inc., any predecessor, successor, parent, subsidiary or affiliate of Williams-Sonoma, Inc. or any officer, director, employee, shareholder or affiliate of it.

9. You acknowledge that it is your intention to fully and finally resolve and release any and all Claims, known or unknown, which may exist against WSI and recognize that you may later discover facts in addition to or different from those which you now know or believe to be true. In furtherance of this intention, and to finally resolve all matters between yourself and WSI, you agree to waive and relinquish any and all rights and benefits afforded by Section 1542 of the Civil Code of the State of California which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. In addition to the release set forth in paragraphs 8 and 9 above, you voluntarily and knowingly waive all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which you are entitled. This waiver does not waive rights or claims that may arise after the date of execution of this Agreement. You acknowledge that
     (a) this paragraph is written in a manner calculated to be understood by you, (b) by reviewing this paragraph you have been advised in writing to consult with an attorney before executing this Agreement, (c) you are being given a period of twenty-one days within which to consider this paragraph, and (d) to the extent you execute this Agreement, including this paragraph, before the expiration of the twenty-one day period, you do so knowingly and voluntarily. You will have the right to cancel and revoke this Agreement during a period of seven days following your execution of it. In order to cancel and revoke this Agreement, you must deliver to WSI, prior to the expiration of the seven-day period, a written notice of cancellation and revocation.

11. You understand and agree that to the fullest extent permitted by law, you are precluded from filing or pursuing any legal claim of any kind against WSI at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that you have waived by virtue of executing this Agreement. You agree not to file or pursue any such legal claims.

12. You agree that you will not, for a period of twelve months from the Effective Date, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI. You agree that you will not at any time use Confidential Information to recruit, solicit, retain or hire any of WSI's employees, consultants or vendors.

13. You agree that except as may be required by law, neither you nor any member of your family will disclose to any individual or entity (other than your legal, tax or financial advisors) the terms of this Agreement. In the event that such disclosure is made, any outstanding obligations of WSI under this Agreement will immediately terminate.

14. You agree to cooperate with WSI in connection with any currently pending or future litigation, including, without limitation, by making yourself reasonably available to testify in any action as reasonably requested by WSI.

15. You acknowledge that money damages are an inadequate remedy for any breach by you of any of the provisions of paragraphs 5, 6, 7 or 12 of this Agreement, and therefore WSI shall be entitled to injunctive relief for any such breach.

16. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it will not affect the validity or the enforceability of any other provision.

17. Each of the parties has received, or had the opportunity to receive, independent legal advice from legal counsel of such party's choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

18. This Agreement is governed by California law without regard to conflict of law principles.

19. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with the rules of the American Arbitration Association.

20. This Agreement fully sets forth the terms of your separation of employment from WSI and supersedes any prior discussions or agreements whether verbal or written with regard to that subject. Please indicate your agreement to such terms by signing the extra copy of it and returning it to me.

                                                Sincerely,

                                                /s/ Howard Lester

                                                Howard Lester
                                                Chairman, Board of Directors
                                                Williams-Sonoma, Inc.








ACCEPTED AND AGREED TO:

 /s/ Dale W. Hilpert
_______________________
Dale W. Hilpert

   01/13/03
_______________________
Date